EXHIBIT 99.1

CITIZENS HOLDING COMPANY EARNINGS UP 14.76%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 27, 2005—Citizens Holding Company (Amex:CIZ) announced today results of operations for the three months ended March 31, 2005.

Net income for the three months ended March 31, 2005 increased to $1.920 million, or $.38 per share-basic and diluted, from $1.673 million, or $.34 per share-basic and $.33 per share-diluted for the same quarter in 2004. Net interest income for the first quarter of 2005, after the provision for loan losses for the quarter, was $5.755 million compared to $4.959 million for the same period of 2004. A $509 thousand increase in net interest income and a $287 thousand decrease in the provision for loan losses were the two reasons for this increase in net interest income in the first quarter of 2005 as compared to the same period in 2004. As a result of the stabilization of credit quality, the provision for loan losses decreased to $163 thousand in the three months ended March 31, 2005 from $450 thousand in the same period in 2004. The net interest margin increased to 4.80% in the first quarter of 2005 from 4.48% in the same period in 2004. Non-interest income increased in the first quarter of 2005 by $60 thousand while non-interest expenses increased $579 thousand, compared to the same period in 2004. The increase in non-interest expenses was due in part to the $320 thousand increase in salaries and benefits during the first quarter of 2005 as compared to the same period in 2004.

Total assets as of March 31, 2005 increased $3.078 million, or 0.5%, when compared to December 31, 2004. Deposits increased $2.661 million, or 0.6%. Loans, net of unearned income during this period, decreased $1.896 million, or 0.5% from December 31, 2004.

Greg L. McKee, President and CEO stated, “Citizens Holding Company is proud to report earnings for the first quarter in the amount of $1.920 million, a 14.76% increase when compared to the first quarter of 2004. Although our loan demand has softened and our loans net of unearned income decreased by 0.5% since the end of 2004, we had increases in both total assets and deposits of approximately 0.5% over the same period. The quality of our loan portfolio continues to improve and thus required a smaller provision to the allowance for loan loss in the first quarter when compared to the same quarter of 2004.”

For the first quarter of 2005, the Company paid dividends totaling $0.16 per share. This represents an increase of 7.3% over the dividends paid in the first quarter of 2004.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31
	2005	2004
Interest income and fees	$8,016	$7,233
Interest expense	2,098	1,824

Net interest income	5,918	5,409

Provision for loan losses	163	450

Net interest income after provision for loan losses	5,755	4,959

Non-interest income	1,321	1,261
Non-interest expense	4,556	3,977

Net income before taxes	2,520	2,243
Income taxes	600	570

Net income	$1,920	$1,673

Earnings per share – basic	$0.38	$0.34

Earnings per share – diluted	$0.38	$0.33

Average shares outstanding-basic	5,000,550	4,985,076

Average shares outstanding-diluted	5,055,309	5,116,506

	As of March 31, 2005	As of December 31, 2004
Balance Sheet Data:
Total assets	$590,317	$587,239
Total earning assets	527,449	525,155
Loans, net of unearned income	367,693	369,589
Allowance for loan losses	4,772	4,721
Total deposits	477,125	474,464
Long-term borrowings	45,856	46,119
Shareholders’ equity	60,689	60,191
Book value per share	$12.13	$12.04
Dividends paid per share	$0.16	$0.60

Average Balance Sheet Data:
Total assets	$582,575	$565,892
Total earning assets	519,849	506,898
Loans, net of unearned income	367,862	364,922
Total deposits	468,249	457,510
Long-term borrowings	46,024	41,607
Shareholders’ equity	61,058	58,750

Non-performing assets:
Non-accrual loans	3,143	3,163
Loans 90+ days past due	3,480	904
Other real estate owned	2,834	2,787

Net charge-off as a percentage average net loans	0.03%	0.40%

Performance Ratios:
Return on average assets	1.32%	1.33%
Return on average equity	12.58%	12.84%

Net interest margin (tax equivalent)	4.80%	4.61%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Rsmith@netdoor.com